Exhibit 21.1

SUBSIDIARIES OF REDBOX ENTERTAINMENT INC.

Name	Jurisdiction of Incorporation

Redbox Automated Retail, LLC	Delaware

Redbox Incentives LLC	Delaware

Redbox Holdings, LLC	Delaware

Redbox Entertainment, LLC	Delaware

Redwood Intermediate, LLC	Delaware